Exhibit 99.B.13

                         TRUST FOR INVESTMENT MANAGERS

                              SHARE MARKETING PLAN

                                (Rule 12b-1 Plan)
                    (Fixed Compensation Plan in which Advisor
                        Acts as Distribution Coordinator)

                          McCarthy Fund, Investor Class

     This Share Marketing Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, (the "Company Act"), by Trust for Investment Managers (the "Trust") with respect to the Investor Class shares (the "Class") of the McCarthy Fund (the "Fund"). The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

     In reviewing the Plan, the Board of Trustees considered the proposed range and nature of payments and terms of the Investment Advisory Agreement between the Trust on behalf of the Fund and McCarthy Group Asset Management, Inc. (the "Advisor") and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust. The Board of Trustees, including the independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

     In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the Advisor, as the initial "distribution coordinator," or other firms under agreements with respect to the Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

     The approval of the Board of Trustees included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Class to which the Plan applies and its shareholders.

     The provisions of the Plan are as follows:

     1. ANNUAL FEE. The Fund will pay to the Advisor, as the Fund's distribution coordinator, an annual fee for the Advisor's services in connection with the promotion and distribution of the shares of the Class and related shareholder servicing (collectively, "Distribution Expenses"). The annual fee paid to the Advisor under the Plan will be calculated daily and paid monthly by the Fund at an annual rate of up to 0.25% of the average daily net assets of the Class. This fee is not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

     2. SERVICES COVERED BY THE PLAN. The fee paid under Section 1 of the Plan is intended to compensate the Advisor for performing the following kinds of services (but this list should not be viewed as exclusive of other similar services): services primarily intended to result in the sale of the shares of the Class ("distribution services"), including, but not limited to: (a) making payments, including incentive compensation, to agents for and consultants to the Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the shares of the Class;
(b) making payments to persons who provide support services in connection with the distribution of the shares of the Class and related servicing of the shareholders, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agency or other servicing arrangements; (c) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) printing and distributing prospectuses, statements of additional information and reports of the Class to prospective shareholders of the Class; (e) preparing, printing and distributing sales literature pertaining to the Fund; and (f) obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

     3. WRITTEN REPORTS. The Advisor (or Fund administrator) shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to the Advisor under the Plan with respect to the Class, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Class.

     4. TERMINATION. The Plan may be terminated as to the Class at any time, without penalty, by a vote of a majority of the independent Trustees or by vote of a majority of the outstanding securities of the Class, and the Distribution Coordination Agreement under the Plan may be likewise terminated on sixty (60) days' written notice. Failure to renew the Plan on an annual basis within 15 months of its last prior renewal (or approval date) shall also constitute termination of the Plan. Assignment of the Distribution Coordination Agreement will automatically terminate it. Once either the Plan or the Distribution Coordination Agreement is terminated, no further payments shall be made under the Plan relating to the Class with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward Distribution Expenses as of the date of termination.

     5. AMENDMENTS. The Plan and the Distribution Coordination Agreement may be amended with the approval of the Board of Trustees of the Trust provided that neither the Plan nor the Distribution Coordination Agreement may be amended to increase materially the amount to be spent for distribution and related servicing of shares of the Class without approval by a majority of the outstanding Class shares. All material amendments to the Plan and the Distribution Coordination Agreement shall also be approved by the independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

     6. SELECTION OF INDEPENDENT TRUSTEES. So long as the Plan is in effect, the selection and nomination of the Trust's independent Trustees shall be committed to the discretion of such independent Trustees.

     7. EFFECTIVE DATE OF PLAN. The Plan shall take effect at such time as it has received requisite Trustee and shareholder approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

     8. PRESERVATION OF MATERIALS. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     9. MEANINGS OF CERTAIN TERMS. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Company Act and the rules and regulations under the Company Act, subject to any exemption that may be granted to the Trust under the Company Act by the Securities and Exchange Commission.

Dated:___________

                         TRUST FOR INVESTMENT MANAGERS


                      Distribution Coordination Agreement

                                                                    EXHIBIT ONLY


McCarthy Group Asset Management, Inc.
1125 South 103rd Street
Omaha, NE 68124-1071

Ladies and Gentlemen:

     This Distribution Coordination Agreement ("Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Company Act") by Trust for Investment Managers (the "Trust"), on behalf of the Investor Class shares (the "Class") of the McCarthy Fund (the "Fund"), and is governed by the terms of the Trust's Share Marketing Plan pursuant to Rule 12b-1 (the "Plan").

     The Plan has been approved by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Class and its shareholders.

     I. To the extent you, in your capacity as the Distribution Coordinator pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Class, we shall pay you a monthly fee based on the average net asset value of the Class.

     II. In no event may the aggregate annual fee paid to you pursuant to the Plan exceed 0.25% of the value of the net assets of the Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of the Class.

     III. You shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to the Class and the purposes for which such expenditures were made.

     IV. All communications to the Fund shall be sent to you, as Distribution Coordinator for the Fund, at the following address:

                      McCarthy Group Asset Management, Inc.
                      1125 South 103rd Street
                      Omaha, NE 68124-1071

     Any notice to you shall be duly given if mailed or telegraphed to you at your address as indicated in this Agreement.

     V. This Agreement may be terminated by us or by you, by the vote of a majority of the Trustees of the Trust who are independent Trustees, or by a vote of a majority of the outstanding shares of the Class, on sixty (60) days' written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

     VI. The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

     This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.


                          TRUST FOR INVESTMENT MANAGERS

                          By:
                              -----------------------------
                              Authorized Officer

                          Dated:


Agreed and Accepted:

MCCARTHY GROUP ASSET MANAGEMENT, INC.
(Distribution Coordinator)


By:
    -----------------------------
    Authorized Officer